RENEWAL AND FUTURE ADVANCE
REVOLVING LINE OF CREDIT PROMISSORY NOTE

$35,000,000.00	August 11, 2005 Tampa, Florida
     1. Agreement to Pay. FOR VALUE RECEIVED, SUN HYDRAULICS CORPORATION, a Florida corporation (“Borrower”), hereby promises to pay to the order of FIFTH THIRD BANK, a Michigan banking corporation, its successors and assigns (“Lender”), the principal sum of Thirty-Five Million Dollars ($35,000,000.00) (“Loan”), or so much thereof as may be advanced pursuant to that certain Credit and Security Agreement dated on or about even date herewith, between Borrower and Lender (“Loan Agreement”) at the place and in the manner hereinafter provided, together with interest thereon at the rate or rates described below, and any and all other amounts which may be due and payable hereunder from time to time. The outstanding principal balance plus all accrued interest thereon shall be due and payable, if not sooner paid, on August 1, 2011 (the “Maturity Date”).
     2. Interest Rate.
2.1 Interest Prior to Default.
     (a) Interest shall accrue on the outstanding principal balance of this Note advanced from time to time to Borrower’s operating account maintained with Lender (the “Operating Account Advances”), at an annual interest rate (the “Operating Account Rate”) equal to the Base Rate (as hereafter defined), adjusted daily.
     (b) Interest shall accrue on the outstanding principal balance of this Loan other than the amounts advanced from time to time to Borrower’s operating account maintained with Lender (the “Balance of the Loan”), at an annual interest rate (the “Balance Rate”) equal to the Base Rate. Borrower may request, upon not less than one business day’s prior written notice to Lender, a conversion of the Balance Rate to the 30-day LIBOR Rate (as hereafter defined) plus the applicable LIBOR Margin set forth in the following pricing matrix.
Pricing Matrix

Leverage Ratio
Funded Debt/EBITDA	LIBOR Margin	Base Rate Margin	Facility Fee
<2.25:1.0	1.50%	0.00%	0.00%
>=2.25:1.0	2.00%	0.00%	0.150%
     Notwithstanding the foregoing, from the date hereof through August 11, 2006, interest shall accrue on the Balance of the Loan at a rate equal to the 30-day LIBOR Rate plus one and one-half percent (1.50%).
     (c) Provided no Event of Default (as hereafter defined) exists, Borrower shall have the option at any time after August 11, 2006, and upon not less than fifteen (15) days’ prior written notice to Lender and payment of any applicable fees and costs, to convert the Balance Rate, applicable to all or a portion of the Balance of the Loan, in increments of $1,000,000.00, to a fixed rate of interest (the “Fixed Rate Option”) (to be determined at the time of such conversion in Lender’s discretion based upon such factors, including but not limited to Bank’s then current underwriting standards, as may then be applicable) under an interest rate swap agreement.
     (d) “Base Rate” means the rate of interest most recently announced by Lender as its prime or base rate. A certificate made by an officer of Lender stating the Base Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Base Rate in effect on such day. The “Base Rate” is a base reference rate of interest adopted by Lender as a general benchmark from which Lender determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness and Borrower acknowledges and agrees that Lender has made no representations whatsoever that the “Base Rate” is the interest rate actually offered by Lender to borrowers of any particular creditworthiness. Changes in the rate of interest to be charged hereunder based on the Base Rate shall take effect immediately upon the occurrence of any change in the Base Rate.
     (e) “30-day LIBOR Rate” means the variable rate of interest per annum equal to interest rate per annum published by The Wall Street Journal as “London Interbank Offered Rates” for U.S. Dollar deposits having a maturity of 30 days, as of the 11th day of August, 2005, and as of the first business day of each and every calendar month thereafter through the Maturity Date. Changes in the rate of interest to be charged hereunder based on the 30-day LIBOR Rate shall take effect immediately upon the occurrence of any change in the 30-day LIBOR Rate.
     In the event that: (i) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the 30-day LIBOR Rate, or (ii) any law, regulation, treaty or directive or any change therein or the interpretation thereof shall make it unlawful for Lender to maintain the Loan at a rate based on the 30-day LIBOR Rate, and, in either situation, Lender is generally refusing to make loans bearing interest at rates based upon the 30-day LIBOR Rate as a result of such circumstances, Lender shall forthwith give written notice of such determination to Borrower and as long as the circumstances described in clauses (i) or (ii) shall continue, the Loan shall bear interest during such period at a rate equal to a rate of interest selected by Lender based on comparable information. Lender shall forthwith notify Borrower in writing when the circumstances described in clauses (i) or (ii), as applicable, shall cease.
     2.2 Interest After Default. From and after the Maturity Date or upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the balance of principal remaining unpaid during any such period at an annual rate (“Default Rate”) equal to five percent (5%) plus the Base Rate; provided, however, in no event shall the Default Rate exceed the maximum rate permitted by law. The interest accruing under this paragraph shall be immediately due and payable by Borrower to the holder of this Note upon demand and shall be additional indebtedness evidenced by this Note.
     2.3 Interest Calculation. Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed in any portion of a month in which interest is due.
     3. Payment Terms.
     3.1 Principal and Interest. Payments of principal and interest due under this Note, if not sooner declared to be due in accordance with the provisions hereof, shall be made as follows:
     (a) Commencing on August 11, 2005, and on each Business Day thereafter through and including the Maturity Date, interest accrued on the Operating Account Advances shall be due and payable.
     (b) Commencing on September 1, 2005 and on the first Business Day of each month thereafter through and including the month in which the Maturity Date occurs, interest accrued on the Balance of the Loan shall be due and payable.
     (c) The unpaid principal balance of this Note, if not sooner paid or declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon and any other amounts due and payable hereunder or under any other Loan Document (as hereinafter defined), shall be due and payable in full on the Maturity Date.
     (d) Provided no Event of Default exists, any portion of the principal balance of this Note which is repaid may be reborrowed by Borrower prior to the Maturity Date provided that in no event shall the outstanding principal balance of this Note at any time exceed Thirty-Five Million Dollars ($35,000,000.00).
     3.2 Application of Payments. Prior to the occurrence of an Event of Default, all payments and prepayments on account of the indebtedness evidenced by this Note shall be applied as follows: (a) first, to fees, expenses, costs and other similar amounts then due and payable to Lender, including, without limitation any prepayment premium, exit fee or late charges due hereunder, (b) second, to accrued and unpaid interest on the principal balance of this Note, (c) third, to the payment of principal due in the month in which the payment or prepayment is made, (d) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents (as hereinafter defined), (e) fifth, to any other amounts then due Lender hereunder or under any of the Loan Documents, and (f) last, to the unpaid principal balance of this Note in the inverse order of maturity. Any prepayment on account of the indebtedness evidenced by this Note shall not extend or postpone the due date or reduce the amount of any subsequent monthly payment of principal and interest due hereunder. After an Event of Default has occurred and is continuing, payments may be applied by Lender to amounts owed hereunder and under the Loan Documents in such order as Lender shall determine, in its sole discretion.
     3.3 Method of Payments. All payments of principal and interest hereunder shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Lender or the legal holder or holders of this Note may from time to time appoint in the payment invoice or otherwise in writing, and in the absence of such appointment, then at the offices of Lender at 4401 W. Kennedy Blvd., Suite 300, Tampa, Florida 33609. Payment made by check shall be deemed paid on the date Lender receives such check; provided, however, that if such check is subsequently returned to Lender unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. Notwithstanding the foregoing, the final payment due under this Note must be made by wire transfer or other final funds. Interest, principal payments and any fees and expenses owed Lender from time to time will be deducted by Lender automatically on the due date from Borrower’s account with Lender, as designated in writing by Borrower. Borrower will maintain sufficient funds in the account on the dates Lender enters debits authorized by this Note. If there are insufficient funds in the account on the date Lender enters any debit authorized by this Note, the debit will be reversed. Borrower may terminate this direct debt arrangement at any time by sending written notice to Lender at the address specified above.
     3.4 Late Charge. If any payment of interest or principal due hereunder is not made within five days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, Borrower shall pay to Lender a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Borrower agrees that the damages to be sustained by the holder hereof for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.
     3.5 Prepayment. The Operating Account Advances bearing interest at the Operating Account Rate may be prepaid, either in whole or in part, without penalty or premium, at any time and from time to time without prior notice to Lender. The portion of this Note bearing interest at the Balance Rate may be prepaid, either in whole or in part, without penalty or premium, at any time and from time to time upon two (2) business days’ prior notice to Lender. The portion of this Note bearing interest at the Fixed Rate Option may be prepaid, either in whole or in part, provided that Borrower pays, in addition to payment of the outstanding principal balance, accrued interest and other sums due hereunder, all costs, including but not limited to yield maintenance premiums, required to “make whole” Lender, and provides not less than one (1) business day’s prior notice to Lender.
     3.6 Loan Fees. In consideration of Lender’s agreement to make the loan, Borrower shall pay to Lender a non-refundable fee in the amount of Fifty-Two Thousand

Five Hundred and 00/100 Dollars ($52,500.00), which shall be due and payable simultaneously with execution of this Note.
     4. Security. This Note is secured by, among other things, a Renewed, Amended and Restated Mortgage and Security Agreement dated of even date herewith (the “Mortgage”) made by Borrower to Lender creating a first mortgage lien on certain real property (“Premises”) legally described in Exhibit “A” attached to the Mortgage, an Assignment of Lessor’s Interest in Lease (“Assignment”) dated of even date herewith from Borrower to Lender, an Environmental Indemnity Agreement (“Indemnity Agreement”) dated of even date herewith from Borrower to Lender, and a Credit and Security Agreement dated of even date herewith from Borrower to Lender (the “Loan Agreement”) (the Mortgage, the Assignment, the Indemnity Agreement, the Loan Agreement and any other document previously, currently or hereafter given to evidence or secure payment of this Note or delivered to induce Lender to disburse the proceeds of the Loan, as such documents may hereafter be amended, restated or replaced from time to time, are hereinafter collectively referred to as the “Loan Documents”). Reference is hereby made to the Loan Documents (which are incorporated herein by reference as fully and with the same effect as if set forth herein at length) for a statement of the covenants and agreements contained therein, a statement of the rights, remedies, and security afforded thereby, and all matters therein contained.
     5. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:
     5.1 the failure by Borrower to pay (i) any installment of principal or interest payable pursuant to this Note on the date when due, or (ii) any other amount payable to Lender under this Note, the Mortgage or any of the other Loan Documents within five (5) days after the date when any such payment is due in accordance with the terms hereof or thereof; or
     5.2 the occurrence of any “Event of Default” under the Mortgage or any of the other Loan Documents.
     6. Remedies. At the election of the holder hereof, and without notice, the principal balance remaining unpaid under this Note, and all unpaid interest accrued thereon and any other amounts due hereunder, shall be and become immediately due and payable in full upon the occurrence of any Event of Default. Failure to exercise this option shall not constitute a waiver of the right to exercise same in the event of any subsequent Event of Default. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holder hereof, as provided in this Note, the Mortgage and in all of the other Loan Documents are cumulative and concurrent, and may be pursued singly, successively or together against Borrower, the Guarantors hereof, the Premises and any other security given at any time to secure the repayment hereof, all at the sole discretion of the holder hereof. If any suit or action is instituted or attorneys are employed to collect this Note or any part hereof, Borrower promises and agrees to pay all costs of collection, including reasonable attorneys’ fees and court costs.

     7. Covenants and Waivers. Borrower and all others who now or may at any time become liable for all or any part of the obligations evidenced hereby, expressly agree hereby to be jointly and severally bound, and jointly and severally: (i) waive and renounce any and all homestead, redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness evidenced by this Note or by any extension or renewal hereof; (ii) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (iii) except as expressly provided in the Loan Documents, waive any and all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof or hereunder; (iv) waive any and all lack of diligence and delays in the enforcement of the payment hereof; (v) agree that the liability of each Borrower, guarantor, endorser or obligor shall be unconditional and without regard to the liability of any other person or entity for the payment hereof, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by Lender to any of them with respect hereto; (vi) consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (vii) consent to the addition of any and all other makers, endorsers, guarantors, and other obligors for the payment hereof, and to the acceptance of any and all other security for the payment hereof, and agree that the addition of any such makers, endorsers, guarantors or other obligors, or security shall not affect the liability of Borrower, any guarantor and all others now liable for all or any part of the obligations evidenced hereby. This provision is a material inducement for Lender making the Loan to Borrower.
     8. Other General Agreements.
     8.1 Time is of the essence hereof.
     8.2 This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Florida. This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.
     8.3 Lender shall not be construed for any purpose to be a partner, joint venturer, agent or associate of Borrower or of any lessee, operator, concessionaire or licensee of Borrower in the conduct of its business, and by the execution of this Note, Borrower agrees to indemnify, defend, and hold Lender harmless from and against any and all damages, costs, expenses and liability that may be incurred by Lender as a result of a claim that Lender is such partner, joint venturer, agent or associate.
     8.4 This Note has been made and delivered at Tampa, Florida and all funds disbursed to or for the benefit of Borrower will be disbursed in Tampa, Florida.
     8.5 If this Note is executed by more than one party, the obligations and liabilities of each Borrower under this Note shall be joint and several and shall be binding upon and enforceable against each Borrower and their respective successors and assigns.

This Note shall inure to the benefit of and may be enforced by Lender and its successors and assigns.
     8.6 If any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Borrower and Lender shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.
     8.7 If the interest provisions herein or in any of the Loan Documents shall result, at any time during the Loan, in an effective rate of interest which, for any month, exceeds the limit of usury or other laws applicable to the Loan, all sums in excess of those lawfully collectible as interest of the period in question shall, without further agreement or notice between or by any party hereto, be applied upon principal immediately upon receipt of such monies by Lender, with the same force and effect as though the payer has specifically designated such extra sums to be so applied to principal and Lender had agreed to accept such extra payment(s) as a premium-free prepayment. Notwithstanding the foregoing, however, Lender may at any time and from time to time elect by notice in writing to Borrower to reduce or limit the collection to such sums which, when added to the said first-stated interest, shall not result in any payments toward principal in accordance with the requirements of the preceding sentence. In no event shall any agreed to or actual exaction as consideration for this Loan transcend the limits imposed or provided by the law applicable to this transaction or the makers hereof in the jurisdiction in which the Premises are located for the use or detention of money or for forbearance in seeking its collection.
     8.8 Lender may at any time assign its rights in this Note and the Loan Documents, or any part thereof and transfer its rights in any or all of the collateral, and Lender thereafter shall be relieved from all liability with respect to such collateral. In addition, Lender may at any time sell one or more participations in the Note. Borrower may not assign its interest in this Note, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender.
     9. Notices. All notices required under this Note will be in writing and will be transmitted in the manner and to the addresses or facsimile numbers required by the Mortgage, or to such other addresses or facsimile numbers as Lender and Borrower may specify from time to time in writing.
     10. Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower, which information includes the name and address of Borrower and such other information that will allow Lender to identify Borrower in accordance with the Act. In addition, Borrower shall (a) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
     11. Consent to Jurisdiction. TO INDUCE LENDER TO ACCEPT THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE WILL BE LITIGATED IN COURTS HAVING SITUS IN HILLSBOROUGH COUNTY, FLORIDA. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN HILLSBOROUGH COUNTY, FLORIDA, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED IN THE MORTGAGE AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.
     12. Waiver of Jury Trial. BORROWER AND LENDER (BY ACCEPTANCE OF THIS NOTE), HAVING BEEN REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS NOTE OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS NOTE OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST LENDER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.
     13. THIS RENEWAL AND FUTURE ADVANCE REVOLVING LINE OF CREDIT PROMISSORY NOTE (THIS “NOTE”) RENEWS (I) THE CURRENT OUTSTANDING PRINCIPAL BALANCE OF $9,899,273.38 DUE UNDER THAT CERTAIN TERM NOTE (THE “ORIGINAL TERM NOTE”) DATED JULY 23, 2003, IN THE ORIGINAL PRINCIPAL AMOUNT OF $11,000,000.00 MADE BY SUN HYDRAULICS CORPORATION, A FLORIDA CORPORATION (“BORROWER”), SUN HYDRAULIK HOLDINGS LIMITED, AND SUN HYDRAULICS LIMITED, IN FAVOR OF SOUTHTRUST BANK (“ORIGINAL LENDER”), AS AMENDED AND RESTATED BY THAT CERTAIN AMENDED AND RESTATED TERM NOTE (THE “AMENDED TERM NOTE”) DATED AS OF JULY 23, 2003, IN THE ORIGINAL PRINCIPAL AMOUNT OF $11,000,000.00 MADE BY BORROWER IN FAVOR OF ORIGINAL LENDER, AND (II) THE CURRENT OUTSTANDING PRINCIPAL BALANCE OF $0.00 DUE UNDER THAT CERTAIN REVOLVING NOTE (THE “ORIGINAL REVOLVING NOTE”) DATED JULY 23, 2003, IN THE ORIGINAL PRINCIPAL AMOUNT OF $12,000,000.00 MADE BY BORROWER, SUN HYDRAULIK HOLDINGS LIMITED, AND SUN HYDRAULICS LIMITED, IN FAVOR OF

ORIGINAL LENDER, AS AMENDED AND RESTED BY THAT CERTAIN AMENDED AND RESTATED REVOLVING NOTE (THE “AMENDED REVOLVING NOTE”) DATED AS OF JULY 23, 2003, IN THE ORIGINAL PRINCIPAL AMOUNT OF $12,000,000.00 MADE BY BORROWER IN FAVOR OF ORIGINAL LENDER. THE ORIGINALS OF THE ORIGINAL TERM NOTE, AMENDED TERM NOTE, ORIGINAL REVOLVING NOTE, AND AMENDED REVOLVING NOTE ARE ATTACHED HERETO. THIS NOTE ALSO EVIDENCES A FUTURE ADVANCE OF $13,100,726.62 TO BORROWER. ALL DOCUMENTARY STAMP TAX AND NON-RECURRING INTANGIBLE TAX DUE ON THE ORIGINAL TERM NOTE AND AMENDED TERM NOTE WERE PAID UPON RECORDATION OF THAT CERTAIN MORTGAGE DATED JULY 23, 2003, RECORDED IN OR BOOK 1849, PAGE 741, OF THE PUBLIC RECORDS OF MANATEE COUNTY, FLORIDA, AND IN OR INSTRUMENT NO. 2003148401, OF THE PUBLIC RECORDS OF SARASOTA COUNTY, FLORIDA (THE “PUBLIC RECORDS”). DOCUMENTARY STAMP TAX IN THE AMOUNT OF $14,352.80 AND NON-RECURRING INTANGIBLE TAX IN THE AMOUNT OF $8,201.45 ARE DUE IN CONNECTION WITH A PORTION OF THE FUTURE ADVANCE MADE HEREUNDER AND ARE BEING PAID UPON RECORDATION OF THAT CERTAIN RENEWED, AMENDED AND RESTATED MORTGAGE AND SECURITY AGREEMENT, DATED ON OR ABOUT EVEN DATE HEREWITH, SECURING A MAXIMUM PRINCIPAL INDEBTEDNESS OF $14,000,000, TO BE RECORDED IN THE PUBLIC RECORDS. THERE ARE NO NEW OBLIGORS.
(Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the day and year first written above.

BORROWER:

SUN HYDRAULICS CORPORATION, a Florida corporation

By:	/s/ Tricia Fulton

Name:	Tricia Fulton

Title:	Corp. Finance

10